                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 1


                              GCR Holdings Limited
                 ---------------------------------------------
                                (Name of Issuer)



                        Ordinary Shares, $0.10 par value
                 ---------------------------------------------
                         (Title of Class of Securities)



                                   G3774N100
                 ---------------------------------------------
                                 (CUSIP Number)

                               Page 1 of 9 Pages

----------------------
CUSIP NO.
G3774N100
----------------------

----------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

    Goldman, Sachs & Co.
----------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                   (a)
                                                   (b) _____
----------------------------------------------------------------
3.  SEC Use Only


----------------------------------------------------------------

4.  Citizenship or place of Organization

               New York
----------------------------------------------------------------
Number of       5.  Sole Voting Power
Shares
Beneficially             0
                --------------------------------
Owned By        6.  Shared Voting Power
Each
Reporting                2,337,314
                --------------------------------
Person With     7.  Sole Dispositive Power

                         0
                --------------------------------
                8.  Shared Dispositive Power

                         2,337,314
                --------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         2,337,314
----------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
----------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

         9.4%
----------------------------------------------------------------
12.  Type of Reporting Person

         BD-PN-IA
----------------------------------------------------------------

                               Page 2 of 9 Pages

----------------------
CUSIP NO.
G3774N100
----------------------
----------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

    The Goldman Sachs Group, L.P.

----------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                 (a)
                                                 (b) _____

----------------------------------------------------------------
3.  SEC Use Only



----------------------------------------------------------------
4.  Citizenship or place of Organization

                   Delaware
----------------------------------------------------------------
Number of       5.  Sole Voting Power
Shares
Beneficially             3,000
                --------------------------------
Owned By        6.  Shared Voting Power
Each
Reporting                2,337,314
                --------------------------------
Person With     7.  Sole Dispositive Power

                         3,000
                --------------------------------
                8.  Shared Dispositive Power

                         2,337,314
                --------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,340,314
----------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
----------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     9.5%
----------------------------------------------------------------
12.  Type of Reporting Person

     HC-PN
----------------------------------------------------------------

                               Page 3 of 9 Pages

--------------------------
CUSIP NO.
G3774N100
--------------------------
----------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

    Advisory Partners, L.P.

----------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                  (a)
                                                  (b) _____
----------------------------------------------------------------
3.  SEC Use Only


----------------------------------------------------------------
4.  Citizenship or place of Organization

              Delaware
----------------------------------------------------------------
Number of       5.  Sole Voting Power
Shares
Beneficially             0
                --------------------------------
Owned By        6.  Shared Voting Power
Each
Reporting                247,748
                --------------------------------
Person With     7.  Sole Dispositive Power

                         0
                --------------------------------
                8.  Shared Dispositive Power

                         247,748
                --------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     247,748
----------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
----------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.0%
----------------------------------------------------------------
12.  Type of Reporting Person

     PN
----------------------------------------------------------------

                               Page 4 of 9 Pages

--------------------------
CUSIP NO.
G3774N100
--------------------------
----------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

    GS Capital Partners, L.P.

----------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                  (a)
                                                  (b) _____
----------------------------------------------------------------
3.  SEC Use Only


----------------------------------------------------------------
4.  Citizenship or place of Organization

              Delaware
----------------------------------------------------------------
Number of       5.  Sole Voting Power
Shares
Beneficially             0
                --------------------------------
Owned By        6.  Shared Voting Power
Each
Reporting                247,748
                --------------------------------
Person With     7.  Sole Dispositive Power

                         0
                --------------------------------
                8.  Shared Dispositive Power

                         247,748
                --------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    247,748
----------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
----------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.0%
----------------------------------------------------------------
12.  Type of Reporting Person

        PN
----------------------------------------------------------------

                               Page 5 of 9 Pages

--------------------------
CUSIP NO.
G3774N100
--------------------------
----------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person

    GS Advisors, L.P.

----------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                  (a)
                                                  (b) _____
----------------------------------------------------------------
3.  SEC Use Only


----------------------------------------------------------------
4.  Citizenship or place of Organization

              Delaware
----------------------------------------------------------------
Number of       5.  Sole Voting Power
Shares
Beneficially             0
                --------------------------------
Owned By        6.  Shared Voting Power
Each
Reporting                247,748
                --------------------------------
Person With     7.  Sole Dispositive Power

                         0
                --------------------------------
                8.  Shared Dispositive Power

                         247,748
                --------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    247,748
----------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
----------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.0%
----------------------------------------------------------------
12.  Type of Reporting Person

        PN
----------------------------------------------------------------

                               Page 6 of 9 Pages

Item 1(a).  Name of Issuer:
            GCR Holdings Limited

Item 1(b).  Address of Issuer's Principal Executive Offices:
            Sophia House
            48 Church Street
            Hamilton HM, 12 Bermuda

Item 2(a).  Name of Persons Filing:
            The Goldman Sachs Group, L.P., Goldman, Sachs & Co., GS Capital Partners, L.P., GS Advisors, L.P. and Advisory Partners, L.P.

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            85 Broad Street
            New York, NY   10004

Item 2(c).  Citizenship:
            The Goldman Sachs Group, L.P. - Delaware
            Goldman, Sachs & Co. - New York
            GS Capital Partners, L.P. - Delaware
            GS Advisors, L.P. - Delaware
            Advisory Partners, L.P. - Delaware

Item 2(d).  Title and Class of Securities:
            Ordinary Shares, $0.10 par value

Item 2(e).  CUSIP Number:
            G3774N100

Item 3.     Not applicable.  This Schedule 13G was filed pursuant to Rule
            13d-1(c).

Item 4.     Ownership./*/

       (a). Amount beneficially owned:
            See the response(s) to Item 9 on the attached cover page(s).

       (b). Percent of class:
            See the response(s) to Item 11 on the attached cover page(s).

------------------------
     /*/The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaim beneficial ownership of the Ordinary Shares beneficially owned by (i) managed accounts and (ii) certain investment limited partnerships, of which a subsidiary of GS Group or Goldman Sachs is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by person other than GS Group, Goldman Sachs or their affiliates.

                               Page 7 of 9 Pages

       (c). Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote:
                         See the response(s) to Item 5 on the attached cover page(s).

            (ii)   Shared power to vote or direct the vote:
                         See the response(s) to Item 6 on the attached cover page(s).

            (iii)  Sole power to dispose or to direct the disposition of:
                         See the response(s) to Item 7 on the attached cover page(s).

            (iv)   Shared power to dispose or to direct the disposition of:
                         See the response(s) to Item 8 on the attached cover page(s).

            Includes currently exercisable options to purchase 3,000 Ordinary Shares which are beneficially owned by The Goldman Sachs Group, L.P.

Item 5.     Ownership of Five Percent or Less of a Class.
                    Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
                    Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                    See Exhibit (2) as previously filed.

Item 8.     Identification and Classification of Members of the Group.
                    Not Applicable

Item 9.     Notice of Dissolution of Group.
                    Not Applicable

Item 10.    Certification.
                    Not Applicable

                               Page 8 of 9 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997


THE GOLDMAN SACHS GROUP, L.P.            GOLDMAN, SACHS & CO.
By:  The Goldman Sachs Corporation,
     its general partner

By:   /s/ Richard A. Friedman            By:  /s/ Richard A. Friedman
   ------------------------------           --------------------------------
Name:  Richard A. Friedman               Name:  Richard A. Friedman
Title:  Executive Vice President         Title:  Managing Director



GS CAPITAL PARTNERS, L.P.                GS ADVISORS, L.P.
By:  GS Advisors, L.P.,                  By:  GS Advisors, Inc.,
     its general partner                      its general partner
By:  GS Advisors, Inc.,
     its general partner

By:  /s/ Richard A Friedman              By:   /s/ Richard A. Friedman
   ------------------------------           --------------------------------
Name:  Richard A. Friedman               Name:  Richard A. Friedman
Title:  President                        Title:  President



ADVISORY PARTNERS, L.P.


By:  /s/ Richard A. Friedman
   ------------------------------
Name:  Richard A. Friedman
Title:  General Partner

                               Page 9 of 9 Pages